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Exhibit 99.1

Oxford Industries, Inc. Press Release
222 Piedmont Avenue, N.E.    •    Atlanta, Georgia 30308

Contact: Telephone: Fax: E-Mail:	J. Reese Lanier, Jr. (404) 653-1446 (404) 653-1545 rlanier@oxfordinc.com
FOR IMMEDIATE RELEASE June 1, 2005

Oxford Industries Issues Guidance for Full Year and

First Quarter of Fiscal 2006

Expects Strong Fourth Quarter Fiscal 2005 Performance

ATLANTA, GA.—Oxford Industries, Inc. (NYSE:OXM) today issued guidance for both the full year and first quarter of fiscal 2006. Additionally, Oxford said today that it expects to meet or slightly exceed the top end of previously issued guidance for the fourth quarter ending June 3, 2005, of $1.00 to $1.10 in diluted earnings per share.

For the full fiscal year 2006, the Company is projecting total sales of $1.37 billion to $1.39 billion, driven by growth in the Tommy Bahama and Ben Sherman brands as well as the Menswear Group. Diluted earnings per share for the full year are projected to be between $3.20 and $3.30.

The Company expects first quarter sales in the range of $325 million to $335 million and first quarter earnings to be between $0.55 and $0.60 per share.

J. Hicks Lanier, Chairman and Chief Executive Officer of Oxford, Inc. commented, "We are pleased with the direction and strength of each of our major businesses. Most importantly, we continue to get a strong reception from the marketplace for both the Tommy Bahama and Ben Sherman brands. Tommy Bahama is experiencing good sell through and continues to have excellent growth potential, particularly through continued retail expansion, its Indigo Palms denim business, as well as through new categories of product and licensing. We believe that Ben Sherman is poised to build on very strong momentum to deliver strong growth, particularly in the United States. We believe that the combination of fashion, quality and value is just right for the market opportunity and expect to continue to see rapid growth."

Mr. Lanier continued, "Our historical businesses are also performing well. We believe that the improving profitability in these businesses and the growth prospects in our lifestyle brands have given us a highly compelling strategic position and varied avenues for growth. We are excited about the trend in our business and our outlook for the upcoming fiscal year and believe we have an excellent opportunity to continue to deliver strong returns to our shareholders."

The company will hold a conference call with senior management to discuss guidance at 4:30 p.m. ET today. A live Webcast of the conference call will be available on the Company's Web site at www.oxfordinc.com. Please visit the Web site at least 15 minutes early to register for the teleconference Web cast and download any necessary software.

A replay of the call will be available through June 15, 2005. To access the telephone replay, participants should dial (719) 457-0820. The access code for the replay is 4309903. A replay of the Webcast will also be available following the conference call on Oxford Industries' corporate Website.

About Oxford:
Oxford Industries, Inc. is a producer and marketer of branded and private label apparel for men, women and children. Oxford provides retailers and consumers with a wide variety of apparel products and services to suit their individual needs. Oxford's brands include Tommy Bahama®, Indigo Palms®, Island Soft®, Ben Sherman®, Ely & Walker® and Oxford Golf®. The Company also holds exclusive licenses to produce and sell certain product categories under the Tommy Hilfiger®, Nautica®, Geoffrey Beene®, Slates®, Dockers® and Oscar de la Renta® labels. Oxford's customers are found in every major channel of distribution including national chains, specialty catalogs, mass merchants, department stores, specialty stores and Internet retailers.

Oxford's stock has traded on the NYSE since 1964 under the symbol OXM. For more information, please visit our website at www.oxfordinc.com.

CAUTIONARY STATEMENT FOR THE PURPOSE OF THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

  The matters in this press release that are forward-looking statements, including but not limited to statements about our expected business outlook, anticipated financial and operating results, the anticipated benefits of the acquisition of the Tommy Bahama Group and Ben Sherman, growth of particular product lines, strategies, contingencies, financing plans, working capital needs, sources of liquidity, estimated amounts and timing of capital expenditures and other expenditures, are based on current management expectations that involve certain risks which if realized, in whole or in part, could have a material adverse effect on Oxford's business, financial condition and results of operations, including, without limitation: (1) general economic cycles; (2) competitive conditions in our industry; (3) price deflation in the worldwide apparel industry; (4) our ability to identify and respond to rapidly changing fashion trends and to offer innovative and upgraded products; (5) changes in trade quotas or other trade regulations, including "safeguard" quotas; (6) our ability to continue to finance our working capital and growth on acceptable terms; (7) significant changes in weather patterns (e.g., an unseasonably warm autumn) or natural disasters such as hurricanes, fires or flooding; (8) the price and availability of raw materials; (9) our dependence on and relationships with key customers; (10) the ability of our third party producers to deliver quality products in a timely manner; (11) potential disruptions in the operation of our distribution facilities; (12) any disruption or failure of our computer systems or data network; (13) the integration of Ben Sherman into our company; (14) our ability to successfully implement our growth plans for the acquired businesses; (15) unforeseen liabilities associated with our acquisitions of the Tommy Bahama Group and Ben Sherman; (16) economic and political conditions in the foreign countries in which we operate or source our products; (17) increased competition from direct sourcing; (18) our ability to maintain our licenses; (19) our ability to protect our intellectual property and prevent our trademarks, service marks and goodwill from being harmed by competitors' products; (20) our reliance on key management; (21) risks associated with changes in global currency exchange rates; (22) changes in interest rates on our variable rate debt; (23) the impact of labor disputes and wars or acts of terrorism on our business; (24) the effectiveness of our disclosure controls and procedures related to financial reporting; (25) our inability to retain current pricing on our products due to competitive or other factors; (26) the expansion of our business through the acquisition of new businesses; and (27) our ability to open new retail stores.

For a further discussion of significant factors to consider in connection with forward-looking statements concerning Oxford, reference is made to Oxford's Form S-3 dated September 24, 2004; other risks or uncertainties may be detailed from time to time in Oxford's future SEC filings. Oxford disclaims any duty to update any forward-looking statements.

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  Exhibit 99.1
Oxford Industries Issues Guidance for Full Year and First Quarter of Fiscal 2006 Expects Strong Fourth Quarter Fiscal 2005 Performance